FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces First Quarter 2015 Earnings

MIDLOTHIAN, IL – May 1, 2015 – AJS Bancorp, Inc. (the “Company”) (OTCQB: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced first quarter 2015 net income of $75,000, or $0.04 per share, compared to net income of $228,000, or $0.10 per share for the first quarter 2014.

For the three months ended March 31, 2015:

Net income for the three months ended March 31, 2015 decreased $153,000, or 67.1%, to $75,000, compared to net income of $228,000 for the three months ended March 31, 2014. The decline was mainly attributable to the $107,000 decrease in net interest income. Our net interest income decreased primarily due to the current low interest rate environment as yields on new loan originations and new securities purchases are below that of prior historical levels and a decrease in the average balances of loans and securities.

Net interest income declined $107,000, or 8.7%, to $1.1 million for the three months ended March 31, 2015 from $1.2 million for the same period in 2014. The decline was due to the current low interest rate environment which continued to put downward pressure on our net interest margin The net interest margin declined 16 basis points to 2.26% for the first quarter 2015 compared to 2.42% for the first quarter 2014. The decline was primarily a result of the decrease in the average yield on loans and securities along with a change in the mix of interest-earning assets, which have shifted from loans and securities available-for-sale to a greater amount of low-yielding cash and cash equivalents. The average yield earned on interest-earning assets declined 26 basis points to 2.65%, while the average cost of interest-bearing liabilities decreased 12 basis points to 0.51% for the first quarter of 2015 compared to the first quarter of 2014. The decline in the average cost of interest-bearing liabilities was due to the repayment of maturing Federal Home Loan Bank advances.

For the three months ended March 31, 2015, the Company recorded a provision for loan losses of $15,000, as compared to no provision for loan losses for the same period in 2014. At March 31, 2015 non-performing loans as a percent of total loans decreased slightly to 2.53% from 2.59% at December 31, 2014.

Non-interest income increased $15,000 to $219,000 for the three months ended March 31, 2015, from $204,000 for the three months ended March 31, 2014. The increase was primarily due to a $36,000 increase in gains on securities sales and a $16,000 increase in other non-interest income items, partially offset by a $35,000 decrease in gains on other real estate owned sales.

Non-interest expense increased $24,000 to $1.2 million for the first quarter 2015. The increase was primarily due to a $52,000 increase in compensation and employee benefits expense and a $40,000 increase in other real estate owned loss expense, partially offset by a $22,000 decrease in federal deposit insurance expense and a $16,000 decrease in professional regulatory expense.

Income tax expense was $22,000 for the three months ended March 31, 2015, as compared to no income tax expense for the same period in 2014. No income tax expense was recorded for the three months ended March 31, 2014 due to the reversal of a portion of our valuation allowance which offset income tax expense for the period. As a result of our sustained profitability and expectations for future taxable income, we reversed the remaining deferred tax asset valuation allowance in the second quarter of 2014 and began recording income tax expense.

Financial Condition Changes at March 31, 2015 from December 31, 2014:

At March 31, 2015, total assets were $210.0 million, a decrease of $7.5 million, compared with $217.5 million at December 31, 2014. The decrease was due to a decline in cash and cash equivalents from the repayment of maturing Federal Home Loan Bank advances of $7.0 million during the three months ended March 31, 2015.

Total liabilities were $177.1 million at March 31, 2015, a decrease of $7.2 million, from December 31, 2014. The decrease in total liabilities was due to a $7.0 million decrease in Federal Home Loan Bank advances to $5.0 million at March 31, 2015.

Stockholders’ equity at March 31, 2015 was $32.9 million, a decrease of $335,000, from December 31, 2014. The decrease primarily resulted from repurchased shares of 20,400 at an average price of $13.63 per share from the second stock repurchase program for a total cost of $278,000 and dividends paid on common stock of $103,000, partially offset by net income of $75,000 and a decrease in the unrealized loss on securities classified as available-for-sale of $49,000 for the three months ended March 31, 2015. Book value per share was $14.95 at March 31, 2015 as compared to $14.97 at December 31, 2014.

Cash Dividend Payment to Occur in May
The Company announced on April 21, 2015 the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of May 15, 2015 and is expected to be paid on May 26, 2015.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $210.0 million and total deposits of $167.2 million as of March 31, 2015. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)

Total assets	$209,987	$217,523
Cash and cash equivalents	25,412	32,898
Securities available for sale	54,089	54,214
Loans, net	114,419	114,130
Bank owned life insurance	5,754	5,706
Total liabilities (1)	177,109	184,310
Deposits	167,182	166,249
Federal Home Loan Bank advances	5,000	12,000
Stockholders’ equity	32,878	33,213

(1)	Total liabilities at March 31, 2015 and December 31, 2014 includes Employee Stock Ownership repurchase obligations of $1,028 and $909, respectively.

Statements of Income
	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)
	(Dollars in thousands)

Interest income	$1,313	$1,475
Interest expense	195	250
Net interest income	1,118	1,225
Provision for loan losses	15	-
Net interest income after provision for loan losses	1,103	1,225
Total non-interest income	219	204
Total non-interest expense	1,225	1,201
Income before income taxes	97	228
Income tax expense	22	-
Net income	$75	$228
Basic and Diluted earnings per share	$0.04	$0.10

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)

Return on average assets	0.14%	0.42%
Return on average equity	0.91%	2.64%
Average interest-earning assets to average interest-bearing liabilities	128.51%	127.08%
Interest rate spread	2.14%	2.28%
Net interest margin	2.26%	2.42%

	March 31,	December 31,
	2015	2014
	(Unaudited)
Asset Quality Ratios:
Non-performing assets as a percent of total assets	2.16%	2.17%
Non-performing loans as a percent of total loans	2.53%	2.59%
Allowance for loan losses as a percent of non-performing loans	36.69%	37.04%
Allowance for loan losses as a percent of total loans	0.93%	0.96%